ARTICLES OF INCORPORATION OF
                              CYBEREXCELLENCE, INC.

         FIRST.  The name of the Company shall be CYBEREXCELLENCE, INC.

         SECOND.  The registered agent in the State of Nevada is:

                  Oasis Property Services Management
                  (a Nevada Corporation, file no. 23048-95)
                  c/o Oasis Country Store
                  State Route 233 and Interstate 80
                  P.O. Box 2004
                  Wells, Nevada 89835

         THIRD. The purpose for which this corporation is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

         FOURTH. The stock of the corporation is divided into two classes: (1) common stock in the amount of twenty million (20,000,000) shares having par value of $0.001 each, and (2) preferred stock in the amount of five million (5,000,000) shares having par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the preferred stock into more than one class of stock or more than one series of any class, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions of such rights of each series so established prior to the issuance thereof There shall be no cumulative voting by shareholders.

         FIFTH. The Company, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of Nevada Revised Statutes. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine.

         SIXTH. No holder of shares of the Company of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the Company, of any class, whether now or hereafter authorized.

         SEVENTH. The Board of Directors shall consist of no fewer that one member and no more than seven members. The initial Board of Directors will consist only of BonnieJean C. Tippetts with her address as follows:

         BonnieJean C. Tippetts
         3432 South 575 East, Suite C
         Bountiful, UT 84010

         EIGHTH. No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided in Section 78.07, Nevada Revised Statutes.

         NINTH. The name and address of the incorporator of the Corporation is as follows:

                  BonnieJean C. Tippets
                  3432 South 575 East Suite C
                  Bountiful, UT  84010

IN WITNESS WHEREOF, these Articles of Incorporation are hereby executed this 6th day of February, 1996.

CYBEREXCELLENCE, INC.

/s/ BonnieJean C. Tippets
--------------------------
BonnieJean C. Tippets
Incorporator

NOTARIZATION OF SIGNATURE OF BonnieJean C. Tippets

State of Utah              )
                           )
County of Salt Lake        )

On this 6th day of February, 1996, before me Brandi Flinders, a notary public, personally appeared BonnieJean C. Tippets, personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he executed the same as Incorporator of CYBEREXCELLENCE, INC. and was fully authorized by said company to so act.

                                             /s/ Brandi Flinders
                                             -------------------
                                             Brandi Flinders, Notary Public

                                             June 7, 1999
                                             ----------------
                                             My Commission Expires

                                       25